Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-40454, 333-84840 and 333-118662) and on Form S-8 (Nos. 333-03926, 333-61632, 333-100811 and 333-44007) of Amerigon Incorporated of our report dated March 14, 2006 relating to the financial statements and financial statement schedule which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

March 13, 2006